Exhibit 107

Calculation of Filing Fee Tables

Form F-10
(Form Type)
The Descartes Systems Group Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Shares		(1)	(1)	—	—	—
	Equity	Preferred Shares		(1)	(1)	—	—	—
	Debt	Debt Securities		(1)	(1)	—	—	—
	Other	Subscription Receipts		(1)	(1)	—	—	—
	Other	Warrants		(1)	(1)	—	—	—
	Other	Units		(1)	(1)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$1,000,000,000(2)	0.00014760	$147,600
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,000,000,000		$147,600
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$147,600

(1)	There are being registered under the Registration Statement to which this exhibit pertains (this “Registration Statement”) such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants and units of The Descartes Systems Group Inc. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$1,000,000,000 (or its equivalent in any other currency used to denominate the securities).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 as amended.